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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                           THERMOVIEW INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                 Delaware                                 61-1325129
        (State or other jurisdiction of                (I.R.S. Employer
         incorporation or organization)               Identification No.)

                              5611 Fern Valley Road
                           Louisville, Kentucky 40232
          (Address of Principal Executive Offices, including Zip Code)


                           THERMOVIEW INDUSTRIES, INC.
                           401(k) PROFIT SHARING PLAN
                            (Full title of the plan)


                               Charlton C. Hundley
                          Secretary and General Counsel
                           ThermoView Industries, Inc.
                              5611 Fern Valley Road
                           Louisville, Kentucky 40232
                     (Name and address of agent for service)


                                 (502) 968-2020
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
=============================  ==============  =========  ========  ============
                                               Proposed   Proposed
                                               maximum    maximum
                                               offering   aggregate  Amount of
   Title of securities         Amount to be    price per  offering  registration
     to be registered          registered (1)  share(2)   price(2)      fee
-----------------------------  --------------  ---------  --------  ------------
Common Stock, $.001 par value  250,000 shares    $.50     $125,000     $10.11
-----------------------------  --------------  ---------  --------  ------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1), based upon the average of the high and low prices of the Common Stock as reported on The American Stock Exchange on June 3, 2003.

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

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed by ThermoView Industries, Inc. (the "Registrant") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this registration statement by reference and made a part hereof:

1. The Registrant's annual report on Form 10-K for the fiscal year ended December 31, 2002.

2. The Registrant's current report on Form 10-Q for the quarter ending March 31, 2003.

3. The description of the Company's common stock included in the registration statement on Form 8-A dated November 16, 1999, as amended.

4. All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.




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


     Delaware law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breach of officers' and directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. Article 7 of the Registrant's certificate of incorporation requires the Registrant to indemnify its directors and officers to the fullest extent authorized or permitted by Delaware law. Delaware law provides that officers and directors of the Registrant will not be personally liable for monetary damages for breach of an officer's or director's fiduciary duty, except for liability (A) for any breach of the officer's or director's duty of loyalty to the Registrant or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (D) for any transaction from which the officer and director derived an improper personal benefit. The Board of Directors has approved a form of indemnification agreement into which the Registrant has entered with each of its present directors, including those directors who are also officers of the Registrant, and into which the Registrant intends to enter with its future directors. The indemnification agreement gives directors a specific contractual right to indemnification by the Registrant. Although the directors of the Registrant presently have rights to indemnification under the Registrant 's certificate of incorporation and bylaws and may have protection from liabilities under the terms of a directors and officers liability insurance policy which the Registrant has obtained, the Board of Directors believes that the additional assurance provided by the broader contractual rights contained in the indemnification agreement enables the Registrant to attract and retain qualified directors. The inclusion of these provisions in the certificate of incorporation and bylaws may reduce the likelihood of derivative litigation against officers and directors, and may discourage or deter stockholders or management from bringing a lawsuit against officers and directors for breach of their duty of care, even though a lawsuit, if successful, might otherwise have benefited the Registrant and its stockholders. The Registrant 's certificate of incorporation, bylaws and the indemnification agreements provide indemnification to the Registrant 's officers and directors and their legal representatives to the maximum extent allowed by Delaware law as it exists now or as it may be amended. These provisions and the indemnification agreements do not alter the liability of officers and directors under federal securities laws and do not affect the right to sue or to recover monetary damages under federal securities laws for violations thereof.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed as part of this registration statement:

  Exhibit                   Description of Exhibits
  Number

   4.01 - Restated Certificate of Incorporation of the Registrant, Certificate of Amendment of Restated Certificate of Incorporation of the Registrant and Second Certificate of Amendment of Restated Certificate of Incorporation of the registrant (incorporated herein by reference to exhibits 3.1, 3.1(a) and 3.1(b) filed with the Company's Annual Report on Form 10-K (file no. 001-15469) for the fiscal year ended December 31, 1999)


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   4.02 - Amended and Restated By-Laws of the Registrant (incorporated herein by reference to exhibit 3.3 filed with the Company's Annual Report on Form 10-K (file no. 001-15469) for the fiscal year ended December 31,
          1999)
   5.01 - Opinion and Consent of Stites & Harbison, PLLC
  23.01 - Consent of Stites & Harbison, PLLC (included in Exhibit 5.01)
  23.02 - Consent of Ernst & Young, LLP
  23.03 - Consent of Crowe, Chizek and Company LLC
  23.04 - Information Regarding Consent of Arthur Andersen


Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



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     Insofar as  indemnification  for  liabilities  arising under the Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
















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
                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on the 4th day of June, 2003.

                              THERMOVIEW INDUSTRIES, INC.



                              By:    /s/ Charles L. Smith
                                 -----------------------------------------------
                                            Charles L. Smith, President


        Signature                           Title                      Date

/s/ Charles L. Smith               Director, President
------------------------------     and Chief Executive Officer      June 4, 2003
Charles L. Smith

/s/ Charlton C. Hundley            Secretary                        June 4, 2003
------------------------------
Charlton C. Hundley

/s/ Stephen A. Hoffmann            Chairman of the
------------------------------     Board of Directors               June 4, 2003
Stephen A. Hoffmann

/s/ J. Sherman Henderson           Director                         June 4, 2003
------------------------------
J. Sherman Henderson

/s/ Raymond C. Dauenhauer, Jr.     Director                         June 4, 2003
------------------------------
Raymond C. Dauenhauer, Jr.

/s/ Ronald L. Carmicle             Director                         June 4, 2003
------------------------------
Ronald L. Carmicle

/s/ Robert L. Cox                  Director                         June 4, 2003
------------------------------
Robert L. Cox

/s/ Bruce C. Merrick               Director                         June 4, 2003
------------------------------
Bruce C. Merrick

/s/ George T. Underhill, III       Director                         June 4, 2003
------------------------------
George T. Underhill, III



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

                                INDEX TO EXHIBITS

 Exhibit                   Description of Exhibits
  Number

   4.01 - Restated Certificate of Incorporation of the Registrant, Certificate of Amendment of Restated Certificate of Incorporation of the Registrant and Second Certificate of Amendment of Restated Certificate of Incorporation of the registrant (incorporated herein by reference to exhibits 3.1, 3.1(a) and 3.1(b) filed with the Company's Annual Report on Form 10-K (file no. 001-15469) for the fiscal year ended December 31, 1999)
   4.02 - Amended and Restated By-Laws of the Registrant (incorporated herein by reference to exhibit 3.3 filed with the Company's Annual Report on Form 10-K (file no. 001-15469) for the fiscal year ended December 31,
          1999)
   5.01 - Opinion and Consent of Stites & Harbison, PLLC
  23.01 - Consent of Stites & Harbison, PLLC (included in Exhibit 5.01)
  23.02 - Consent of Ernst & Young, LLP
  23.03 - Consent of Crowe, Chizek and Company LLC
  23.04 - Information Regarding Consent of Arthur Andersen





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


Exhibit 5.01
June 4, 2003



ThermoView Industries, Inc.
5611 Fern Valley Road
Louisville, Kentucky  40228

         RE: REGISTRATION STATEMENT ON FORM S-8 401(K) PLAN

Ladies and Gentlemen:

     We have acted as counsel for ThermoView Industries, Inc. (the "Company") in connection with the preparation and filing of a registration statement on Form S-8 (the "Registration Statement"), relating to the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of up to 250,000 shares (plus an indeterminate amount of interests pursuant to Rule 416(c) of the Act) of the Company's common stock, $0.001 par value per share (the "Common Stock"), to be issued by the Company in connection with the ThermoView Industries, Inc. 401(k) Profit Sharing Plan (the "Plan").

     In connection with this opinion, we have considered such matters of law and examined the originals or copies, certified or otherwise identified to our satisfaction, of such documents and corporate and other records and have obtained such certificates, letters, representations and information from the officers, directors and employees of the Company and from others as we have deemed necessary or appropriate to enable us to render the opinions expressed herein.

     Based upon and in reliance upon the foregoing, and subject to the qualifications and assumptions set forth below, it is our opinion that, when (a) the Registration Statement has become effective in accordance with the Act and the rules and regulations thereunder and the provisions of such state securities or "blue sky" laws as may be applicable have been complied with, and (b) the Common Stock has been duly delivered against payment therefor, the Common Stock to be issued by the Company will be legally issued, fully paid and nonassessable.

     Our opinion is limited by and subject to the following:

     (a) In rendering our opinion we have assumed that, at the time of issuance and sale of the Common Stock, the Company will be a corporation validly existing and in good standing under the laws of the State of Delaware.

     (b) In our examination of all documents, certificates and records, we have assumed without investigation the authenticity and completeness of all documents submitted to us as originals, the conformity to the originals of all documents


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


submitted to us as copies and the authenticity and completeness of the originals of all documents submitted to us as copies. We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

     (c) Our opinion is based solely on and limited to the laws of the State of Delaware and the federal laws of the United States of America. We express no opinion as to the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ STITES & HARBISON, PLLC
                                       400 West Market Street, Suite 1800
                                       Louisville, KY  40202









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Exhibit 23.02



                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of common stock for the 401(k) Profit Sharing Plan of ThermoView Industries, Inc. of our report dated March 23, 2001, with respect to the consolidated financial statements and schedule of ThermoView Industries, Inc. and subsidiaries for the year ended December 31, 2000 included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



                                       /s/ Ernst & Young LLP


Louisville, Kentucky
May 30, 2003












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

Exhibit 23.03


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We hereby consent to the incorporation by reference in the Form S-8 Registration Statement pertaining to the registration of common stock for the ThermoView Industries, Inc. 401(k) Profit Sharing Plan of our report dated February 14, 2003, except Notes 7 and 8 as to which the date is March 31, 2003, on the consolidated financial statements and schedules of ThermoView Industries, Inc. as of December 31, 2002 and for the year then ended as included in the registrant's annual report on Form 10-K, as filed with the Securities and Exchange Commission.




                                 /s/ Crowe Chizek and Company LLC

Louisville, Kentucky
May 30, 2003










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


EXHIBIT 23.04

INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN

Section 11 (a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

     In August of 2002, Arthur Andersen LLP ("Andersen") ceased operations and accordingly, Andersen is unable to consent to the use of their audit report with respect to ThermoView Industries, Inc.'s consolidated financial statements as of December 31, 2001 and for the year then ended. Under these circumstances, Rule 437a under the Securities Act permits ThermoView Industries, Inc. to file its Annual Report on Form 10-K, which is incorporated by reference into the Form S-8 Registration Statement, without a written consent from Andersen. As a result, with respect to transactions in ThermoView Industries, Inc. securities pursuant to registration statements that occur subsequent to the date ThermoView Industries, Inc.'s Annual Report on Form 10-K was filed with the Securities and Exchange Commission, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act, based upon the incorporation by reference of ThermoView Industries, Inc.'s Form 10-K into the Form S-8 Registration Statement, because Andersen has not consented to this information.









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